Exhibit 99.3

OXFORD MEDIA, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On March 31, 2005, the principal shareholders of Oxford Media Corp., Creative Business Concepts, Inc. and eMod Systems, Inc. entered into an Agreement to combine their companies into Becoming Art, Inc., a publicly-held shell company. To accomplish this restructuring, the following transactions occurred:

•
Certain shareholders of Becoming Art, Inc. surrendered 6,425,000 shares of its common stock which were cancelled. Immediately following the cancellation, Becoming Art, Inc. had 3,459,550 shares of common stock outstanding, including 575,000 acquired by shareholders of Oxford Media Corp and Creative Business Concepts and 2,884,550 shares of Becoming Art, Inc. which remained unchanged.

•
On March 31, 2005, Oxford Media Corp. acquired all of the outstanding common stock of eMod Systems, Inc. On June 29, 2005, Becoming Art, Inc. issued 5,090,836 shares of its common stock to the shareholders of Oxford Media Corp., including 1,400,000 shares to the former eMod Systems, Inc. shareholders, and assumed an obligation to issue 800,000 shares of common stock to certain shareholders of the former parent corporation of Oxford Media Corp., in exchange for all of the outstanding common stock of Oxford Media Corp.

•
On July 26, 2005, Becoming Art, Inc. issued 5,192,500 shares of its common stock to the shareholders of Creative Business Concepts, Inc. in exchange for all of the outstanding common stock of Creative Business Concepts, Inc.

•	On July 29, 2005, a majority of the shareholders of Becoming Art, Inc. changed its name to Oxford Media, Inc.

The shareholders and management of Creative Business Concepts, Inc. received a majority of the voting rights, a majority of the seats on the board of directors and control of the senior management positions of the combined entity. Accordingly, Creative Business Concepts, Inc. was determined to be the acquiring entity for financial reporting purposes. In accordance with financial accounting standards, Oxford Media Corp., eMod Systems, Inc. and Becoming Art, Inc. did not constitute businesses; therefore, their acquisitions were recognized as nonmonetary transactions valued at the fair value of the net assets acquired.

The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2005 presents the effects of the reorganization and acquisitions as if they had occurred on June 30, 2004. The following unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2004 and for the six months ended June 30, 2005 present the effects of the transactions as if they occurred as of January 1, 2004 and January 1, 2005, respectively.  The pro forma results of operations are presented for information purposes only, and do not reflect the actual results of operations that would have occurred nor is it necessarily indicative of future results to be expected of the combined enterprise.

OXFORD MEDIA, INC
UNAUDITED PRO FORMA BALANCE SHEET
JUNE 30, 2005
(In Thousands)

		(Formerly Becoming
	Creative Business	Art, Inc.) Oxford Media,	Oxford Media	ProForma	Pro Forma
	Concepts, Inc.	Inc.	Corp.	Adjustments	Results
				(A)
ASSETS:
Current Assets:
Cash	$7	$-	$-	-	$7
Accounts Receivable	523	-	-	-	523
Inventory	19	-	78	-	97
Prepaid Expenses and other	44	-	13	-	57
Total Current Assets	593	-	91	-	684

Property and equipment-net	175	-	97	-	272
Deposits	56	-	-	-	56
Software technology		-	1,597	-	1,597
Total Assets	$824	$-	$1,785	$-	$2,609

LIABILITIES AND STOCKHOLDER'S EQUITY
(DEFICIENCY)
Current Liabilities
Notes payable	$-	$-	$448	$(200)	$248
Notes payable- related parties	115	-	81	-	196
Accounts payable	383	-	214	-	597
Accrued expenses	103	-	185	-	288
Deferred Revenue	301	-	-	-	301
Accrued interest-related parties	245	-	-	-	245
Wholesale financing-line of credit	165	-	-	-	165
Capital lease obligation	15	-	-	-	15
Total Current Liabilities	1,327	-	928	-	2,255

Long-Term Liabilities
Capital lease obligation	17	-	-	-	17
Convertible note payable to shareholders	1,470	-	-	-	1,470
Total Long-Term Liabilities	1,487	-	-	-	1,487

Stockholders' Equity (Deficit)					-
Common stock	410	10	51	(447)	24
Additional paid-in capital	-	18	15,998	(14,773)	1,243
Accumulated income (deficit)	(2,400)	(28)	(15,192)	15,220	(2,400)
Stockholders' Equity (Deficit)	(1,990)	-	857	-	(1,133)
Total Liabilities and Stockholders' Equity (Deficit)	$824	$-	$1,785	$-	$2,609

The accompanying notes are an integral part of these unaudited pro forma financial statements

OXFORD MEDIA INC.
UNAUDTED PRO FORMA STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2005
(In thousands, except share and per share information)

		(Formerly Becoming
	Creative Business	Art, Inc.) Oxford Media,	Oxford Media	ProForma	Pro Forma
	Concepts, Inc.	Inc.	Corp	Adjustments	Results
				(B)
Revenues	$2,029		$-		$2,029
Cost of sales	1,390		-		1,390
Gross Profit	639		-		-
Operating Expenses	1,143	14	829	57	2,043
Operating Loss	(504)	(14)	(829)	(57)	(886)
Other Income (Expense)
Interest	(57)	-	(80)	-	(137)
Taxes	-	-	(1)	(1)	(2)
Net Loss	$(561)	$(14)	$(910)	$(58)	$(1,543)
Per share data
Basic net loss per share	$(0.11)				$(0.11)
Basic weighted average shares outstanding	5,174,286			8,428,600	13,602,886

OXFORD MEDIA INC.
UNAUDTED PRO FORMA STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2004
(In thousands, except share and per share information)

		(Formerly Becoming
	Creative Business	Art, Inc.) Oxford Media,	Oxford Media	ProForma	Pro Forma
	Concepts, Inc.	Inc.	Corp.	Adjustments	Results
				(B)
Revenues	$4,995	$-	$-	$9	$5,004
Cost of sales	3,583	-	-	5	3,588
Gross Profit	1,412	-	-	4	1,416
Operating Expenses	1,888	13	966	235	3,102
Operating Profit	(476)	(13)	(966)	(231)	(1,686)
Other Income (Expense)
Interest	(114)	-	(163)	-	(277)
Taxes	-	-	-	-	-
Net Income (Loss)	$(590)	$(13)	$(1,129)	$(231)	$(1,963)
Per share data
Basic net loss per share	$(0.12)				$(0.14)
Basic weighted average shares outstanding	5,009,615			8,593,271	13,602,886

The accompanying notes are an integral part of these unaudited pro forma financial statements

OXFORD MEDIA, INC.

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

(A)
To reflect Creative Business Concepts, Inc. as the acquirer using Creative Business Concepts, Inc. historic financial statements. The transaction was valued at the historical values of Oxford Media, Inc. and Oxford Media Corp. becuase they were development stage companies.

(B)
To treat the acquisition of Oxford Media Corp and Oxford Media, Inc. and eMod Systems, Inc. (“eMod’), which was previously acquired by Oxford Media Corp, as if the acquisitions had occurred on January 1, 2004. eMod was a development stage company and was acquired by Oxford Media Corp. on March 31, 2005. The eMod operations are not material for separate presentation.